Exhibit 99.1

Press Release

Contact:	Robert C. Singer
TESSCO Technologies
Chief Financial Officer
(410) 229-1378
singer@tessco.com

FOR IMMEDIATE RELEASE

TESSCO ADVISED OF FUTURE CHANGE IN T-MOBILE'S BUSINESS MODEL
AND RELATIONSHIP WITH TESSCO

HUNT VALLEY, MARYLAND, AUGUST 16, 2004-TESSCO Technologies (Nasdaq: TESS), a leading supplier of integrated product plus supply chain solutions to the wireless communications industry, today reported that the Company has been advised of a future change in T-Mobile's business model and relationship with TESSCO.

TESSCO reported that on late Friday, August 13, 2004 it was advised by T-Mobile of its intention to transition, at a time to yet be determined, the TESSCO provided integrated e-commerce based marketing, sales and supply chain system for T-Mobile’s business-to-business, consumer direct and telesales channels, to a “new business model” of fulfillment services by a third party logistics (3PL) provider, and an “in-house” web solution.  Realizing that the current relationship is still operable, T-Mobile has communicated that there will necessarily be a period of transition from the current relationship and expects TESSCO to be actively involved in the transition.  TESSCO believes that the current model will not substantially change until at least March 31, 2005.  TESSCO is currently unable to predict the impact, the terms of, or exactly how long the transition will take or what it will involve, or the actual date of termination of the relationship.  Information about TESSCO’s current relationship with T-Mobile, as well as the potential operational and financial impact of changes or termination of that relationship, are presented in the Management’s Discussion and Analysis section of the Company’s most recently filed Form 10-Q.

TESSCO believes that the current system is performing at or above expected standards and providing T-Mobile an effective and productive system serving its e-commerce based sales channels.  TESSCO’s focus will be to determine the timing and plan for transition to ensure that there is no impact on the customer experience and sales effectiveness.

About TESSCO

TESSCO Technologies Incorporated (Nasdaq: TESS), “the vital link to a wireless world™.” TESSCO connects wireless system operators, service organizations, and resellers with the product and supply chain solutions required to keep networks and users on the air. TESSCO’s vision is to be Your Total Source® supplier for everything needed to design, build, run, maintain or use wireless. TESSCO delivers to its customer what they need, when and where they need it, to the point of use or sale, streamlining the supply chain process and lowering inventories and total costs.

For manufacturers, TESSCO presents, markets, sells, supplies and supports their products as part of a total customer solution, thus providing a cost- effective channel to a broad and diverse customer base.

TESSCO began its “total source” operations in 1982 and completed its public offering (Nasdaq: TESS) in 1994. Today, TESSCO operates 24 hours a day, seven days a week, under ISO 9001:2000 registration. TESSCO’s Global Logistics Center in Maryland and Americas Sales and Logistics Center in Nevada configure orders for complete, on-time delivery throughout the world.

TESSCO delivers best-of-breed, end-to-end solutions from its product offering of 34,000 items from 450 manufacturers. Product solutions fall within the broad categories of network infrastructure, mobile devices and accessories, and installation, test and maintenance products and services.

TESSCO currently serves customers through three distinct sales channels: sell-to, sell-through and affinity channels. TESSCO sells to over 9,400 commercial and government sell-to and sell-through customers per month, including a diversified mix of cellular, PCS and paging carriers; system operators; Internet service providers; infrastructure site owners and contractors; integrators; enterprise, utility and transportation; education and healthcare; state and local government; federal government and military; wireless dealers; value-added resellers; and retailers.

Within the consumer-direct affinity channel, TESSCO sells to over 34,500 subscribers per month through its private and co-branded phone and Web “stores.”

To learn more about TESSCO Technologies Incorporated, we invite you to search our world-class TESSCO.com® Web site for information about our company, our value proposition and our commitment to marketing innovation and operational excellence.

This press release contains forward-looking statements. These forward- looking statements may generally be identified by the use of the words “may,” “will,” “expects,” “anticipates,” “believes,” “estimates,” and similar expressions and involve a number of risks and uncertainties. For a variety of reasons, actual results may differ materially from those described in any such forward-looking statement. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject. In addition to factors discussed above, other factors could cause actual results to differ materially. Such factors include, but are not limited to, the following: the Company’s dependence on a relatively small number of suppliers and vendors, which could hamper the Company’s ability to maintain appropriate inventory levels and meet customer demand; the effect that the loss of certain customers or vendors could have on the Company’s net profits; economic conditions that may impact customers’ ability to fund purchases of our products and services; the possibility that unforeseen events could impair the Company’s ability to service its customers promptly and efficiently, if at all; the possibility that, for unforeseen reasons, the Company may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings; existing competition from national and regional distributors and the absence of significant barriers to entry which could result in pricing and other pressures on profitability and market share; and continuing changes in the wireless communications industry, including risks associated with conflicting technologies, changes in technologies, inventory obsolescence and evolving Internet business models and the resulting competition. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject.